Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
PARTS SUPPLY AGREEMENT
THIS PARTS SUPPLY AGREEMENT (this “Agreement”) is made as of February 15, 2023 (the “Effective Date”), by and between (i) Toyota Motor Corporation, a corporation with offices located at 1, Toyota-cho, Toyota-shi, Aichi 471-8571 (“TOYOTA”), and (ii) Joby Aero, Inc., a Delaware corporation with offices located at 2155 Delaware Ave., Ste. 225, Santa Cruz, CA 95060 (“Joby Aero” and, together with all of the Joby Entities (as defined below), , “JOBY”). Each of TOYOTA and Joby Aero may be referred to herein as a “Party” and together as “Parties.”
    WHEREAS, each of TOYOTA and Joby Aero wish to establish the terms and conditions pursuant to which Joby Aero shall purchase, and TOYOTA shall sell and deliver, Products for incorporation into JOBY’s S4 aircraft (the “Aircraft”).
    NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, TOYOTA and JOBY, intending to be legally bound, hereby agree as follows:
ARTICLE I.
DEFINITIONS; CONSTRUCTION
1.1Defined Terms. As used in this Agreement, the following terms have the meanings set forth below:
    “Accumulated Amortization” means, as of a particular calculation date, and with respect to a particular Product, [*****]. For purposes of the foregoing, a Unit of a Product shall only be deemed ordered during the Startup Period or such Measurement Period if either (i) a Purchase Order for such Product Unit has been accepted (or deemed accepted) by TOYOTA as a Confirmed Purchase Order prior to end of such period or (ii) such Purchase Order was submitted prior to the end of such period but rejected by TOYOTA on a basis other than for Cause.
    “Additional Tools & Equipment” has the meaning set forth in Section 7.1(a).
    “Additional Tools & Equipment Purchases” has the meaning set forth in Section 7.1(a).
    “Agreement” has the meaning set forth in the preamble to this Agreement.
    “Affiliate” of a Person means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
    “Aircraft” has the meaning set forth in the recitals.
    [*****].
    “Applicable Laws” means all constitutions, statutes, laws, treaties, ordinances, exemptions, judgments, decrees, injunctions, writs, orders, rules, regulations, codes, and all specified standards or objective criteria contained in any Governmental Approvals and all other legislative, judicial or administrative action of any Governmental Authority applicable to this Agreement and/or the performance by either Party of its covenants, agreements and obligations under this Agreement.
    “Baseline Quantity” has the meaning set forth in Section 3.1.
    “Business Day” means any day other than a Saturday, Sunday or a day on which major banks are closed for business in California or Japan.
    “Carrier” means the person or organization engaged from time to time by TOYOTA to deliver the Products from their respective Point of Origin to the Destination.
    “Cause” means, with respect to a rejected Purchase Order, that TOYOTA rejected the Purchase Order either because (i) of any of the circumstances specified in Section 3.3(d), (ii) a TOYOTA performance suspension is in effect pursuant to Section 9.2, (iii) the pricing or delivery terms reflected in the Purchase Order is inconsistent with the pricing or delivery terms in the applicable Product Addendum, (iv) the Purchase Order requires a delivery date that is shorter than the applicable lead time, (v) TOYOTA is unable to deliver the specified Products on the specified delivery date due to JOBY’s failure to timely provide JOBY Supplied Material necessary for the manufacture of the Product, (vi) TOYOTA does not have the manufacturing capability or capacity to manufacture the Product as a result of an Equipment Purchase Request Denial by Joby Aero, (vii) the Purchase Order referenced or was made subject to terms other than those set forth in this Agreement and the applicable Product Addendum, (viii) TOYOTA determines that fulfillment of such Purchase Order would subject TOYOTA or any of its Affiliates or their respective suppliers to any Governmental Contracting Requirement that TOYOTA or such Affiliate or supplier is not already required to comply with on a similar basis and scope, (ix) the Purchase Order was delivered after November 30, 2028 or called for delivery of any Product later than December 31, 2028 or (x) of a reduction in manufacturing capability or capacity instituted by TOYOTA as a result of the receipt of a Joby Aero forecast forecasting Product orders by Joby Aero of less than the Baseline Quantity of one or more Products in accordance with the applicable order schedule(s) set forth on the Product Addendum for such Product.
    “Change of Control” means the first occurrence of an event set forth in any one of the following paragraphs following the Effective Date:
(i)any Person is or becomes the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time (“Beneficial Owner”), directly or indirectly, of securities of any Joby Entity representing more than fifty percent (50%) of the combined voting power of any Joby Entity’s then outstanding securities;
(ii)the date that a majority of members of any Joby Entity’s board of directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by at least two-thirds (2/3) of the members of the Joby Entity’s board of directors prior to the date of the appointment or election;
(iii)there is consummated a merger or consolidation of any Joby Entity or any direct or indirect Subsidiary with any other corporation or other entity, other than a merger or consolidation which results in the voting securities of the Joby Entity outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) fifty percent (50%) or more of the combined voting power of the securities of the Joby Entity or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or
(iv)consummation of a plan of complete liquidation or dissolution of any Joby Entity or there is consummated an agreement for the sale or disposition by a Joby Entity of all or substantially all of its assets.
"Change Plan" has the meaning as set forth on Exhibit F.

    “CIP” means Carriage and Insurance Paid To (Incoterms 2020).
    “Collaboration Agreement” means that certain Amended and Restated Collaboration Agreement, dated August 30, 2019, between Joby Aero and TOYOTA, as such agreement may be amended or supplemented and any successor agreement.
    “Confidential Information” means the terms of this Agreement and all other nonpublic information, whether in written or any other form, which has been disclosed to one Party by or on behalf of the other Party and which the disclosing Party designates as being confidential or proprietary at the time of disclosure or within thirty (30) days following such disclosure (including, without limitation, any business information in respect of the other Party which is not directly applicable or relevant to the transactions contemplated by this Agreement). “Confidential Information” shall not include information that was (i) rightfully in the possession of a Party prior to receiving it from the party disclosing such information; (ii) in the public domain at or subsequent to the Effective Date through no breach of this Agreement; (iii) obtained in good faith from a third party not under any obligation of confidentiality or (iv) which has been independently developed by the recipient Party otherwise than in the course of the exercise of that Party’s rights under this Agreement or the implementation of this Agreement.
    “Confirmed Purchase Order” has the meaning set forth in Section 3.3(d).
    “Contract Price” means, with respect to a Product, the sum of the Product Price and the Logistics Fee for such Product.
    “Delivery Date(s)” has the meaning set forth in Section 4.1.
    “Destination” has the meaning set forth in Section 4.1.
    “Dispute” means any disagreement between the Parties concerning or in any way arising out of or relating to this Agreement whether or not the disagreement gives rise to a right to terminate this Agreement.
    “EAR” has the meaning set forth in Section 6.6(a).
    “ECN” has the meaning set forth in Section 5.1(a).
    “Effective Date” has the meaning set forth in the preamble to this Agreement.
    “Equipment Purchase Request Denial” has the meaning set forth in Section 7.1(a).
    “Export/Import Laws” has the meaning set forth in Section 6.6(a).

    “Extraordinary Tariffs” mean duties, tariffs and other import charges which are (i) designed or intended to discourage foreign goods or services from entering the jurisdiction imposing the charges, (ii) designed or intended to discourage the import of goods or services from a particular jurisdiction, or (iii) otherwise considered punitive in nature.
    “FAA” means the U.S. Federal Aviation Administration.
    “FAI” has the meaning set forth in Section 6.4.
    “FCPA” has the meaning set forth in Section 6.7.
    “Fixed Cost per Unit” means an amount equal to the [*****], which Fixed Cost per Unit shall [*****].
    “Force Majeure Event” means any act or event that prevents the affected Party from performing its obligations in accordance with this Agreement, if such act or event is beyond the reasonable control, and not the result of the fault or negligence, of the affected Party and such Party has been unable to overcome such act or event with the exercise of due diligence (including the expenditure of reasonable sums). Subject to the foregoing conditions, “Force Majeure Event” shall include without limitation the following acts or events: (a) natural phenomena, such as storms, hurricanes, floods, lightning and earthquakes; (b) explosions or fires arising from lightning or other causes unrelated to the acts or omissions of the Party seeking to be excused from performance; (c) acts of war or public disorders, civil disturbances, riots, insurrection, sabotage, terrorist acts, or rebellion; (d) pandemics, epidemics or other public health emergencies, including the COVID-19 global pandemic; (e) strikes or labor disputes; (f) shortages or inability to obtain materials, components, energy, manufacturing facilities or transportation and (g) action by a Governmental Authority, including a moratorium on any activities related to this Agreement. Notwithstanding anything to the contrary stated in this definition or this Agreement, neither the imposition or charging of any Extraordinary Tariffs nor any other additional import fees, trade duties or charges shall constitute a Force Majeure Event. Notwithstanding anything to the contrary, in light of the COVID-19 pandemic, the effects of which cannot be foreseen, the Parties agree that TOYOTA shall be entitled to an equitable extension of time to deliver the Products and appropriate additional compensation to the extent TOYOTA’s delivery or performance, or the delivery or performance of its suppliers and/or subcontractors, is in any way delayed, hindered or otherwise affected by the COVID-19 pandemic.
“Global Supply Team” has the meaning set forth in Section 4.4.
“Governmental Contracting Requirement(s)” has the meaning set forth in Section 5.4(a).
“Governmental Approval” means any approval, consent, franchise, permit, certificate, resolution, concession, license, or authorization issued by or on behalf of any applicable Governmental Authority.
    “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
    “Governmental Authority” means any (i) federal, provincial, municipal or local government, whether domestic or foreign, (ii) any department, commission, board, agency, bureau, or other administrative, regulatory or judicial body of any such government, or (iii) any quasi-governmental or private body exercising any regulatory, rule-making, expropriation, taxing or other governmental or quasi-governmental authority.
    “Indemnified Party” has the meaning set forth in Section 10.3.
    “Indemnifying Party” has the meaning set forth in Section 10.3.
    “Interest Rate” means LIBOR per annum (based on 360-days per year and simple, rather than compounded, interest, which shall accrue until paid); provided that upon the cessation of publication of LIBOR (currently anticipated to occur on June 30, 2023), Interest Rate shall mean the Secured Overnight Financing Rate (or such alternative interest rate benchmark as mutually agreed by the Parties).
    “ITAR” has the meaning set forth in Section 6.6(a).
    “Items” has the meaning set forth in Section 6.6(a).
    “JAMS” has the meaning set forth in Section 13.8(b).
    “JOBY” has the meaning set forth in the preamble to this Agreement.
    “Joby Entity” means any of Joby Aviation, Inc., a Delaware corporation, Joby Aero and any of their respective direct or indirect subsidiaries or controlled or commonly controlled Affiliates.
    “Liabilities” has the meaning set forth in Section 10.1.
    “Logistics Fees” has the meaning set forth in Section 8.2.
    “Measurement Period” means each six-month period during the Term following the expiration of the Startup Period, with the first Measurement Period commencing on January 1, 2024.
[*****].
    “MOU” means that certain Memorandum of Understanding, entered into on February 23, 2021, between Toyota Motor Corporation and Joby Aero, Inc.
[*****].
“Notice of Dispute” has the meaning set forth in Section 13.8(a).
    “OECD Convention” has the meaning set forth in Section 6.7.
    “Person” means any individual, partnership, corporation, limited liability company, trust, joint venture, association, unincorporated organization, governmental entity (or any department, agency or political subdivision thereof) or any other entity.
    “Place of Delivery” has the meaning set forth in Section 4.1.
“Point of Origin” means, with respect to a Product, the respective address listed on the applicable Product Addendum for such Product, or such other location as mutually agreed by Joby Aero and TOYOTA in respect of a particular Purchase Order.

    “Pre-Identified Tools and Equipment” means with respect to a Product, the Tools & Equipment set forth on the applicable Product Addendum with respect to such Product.
    “Price Change Notice” has the meaning set forth in Section 8.1(b)(ii).
    “Product Price” means, with respect to a Product, [*****].
    “Products” means each part/product for which a Product Addendum has been entered into between the Parties.
    “Product Addendum” means a product addendum to be entered into between the Parties in respect of each part/product (or set of related parts/products) to be manufactured and supplied by TOYOTA to Joby Aero pursuant to the terms of this Agreement, in the form of Exhibit A to this Agreement, detailing, among other things, the manufacturing specifications, pricing (including Logistics Fee), quantity (and Baseline Quantity), applicable lead times, order schedule, Pre-Identified Tools & Equipment (and associated cost) for each such part/product.
    “Product Warranty” means the product warranty applicable to each Product, the warranty terms of which are set forth in Exhibit D.
    “Prototype Parts” means those Products designated as Prototype Parts in the applicable Product Addendum.
    “Prototype Parts Addendum” means a Product Addendum for Prototype Parts.
    “Purchase Order” has the meaning set forth in Section 3.3(a).
    “Purchase Order Acknowledgement” has the meaning set forth in Section 3.3(d).
    “Quality Assurance Agreement” has the meaning set forth in Section 6.2.
    “Quality Records” means all manufacturing records generated throughout the supply chain including, but not limited to, inspection and test records, calibration records, supplier records, special process certifications, and material review board records.

     “R&D” means research and development activities.
    “Remaining Depreciation” means with respect to a Product, [*****].
    “Remaining Projected Volume” means, as of the date of determination, [*****].
“Sales Tax” means the sales tax, goods and/or services tax, value-added tax, harmonized sales tax, stamp tax, tariffs, duties and similar governmental charges and levies arising from the sale and importation of the Products, including any Extraordinary Tariffs.
    “Semi-Annual Six-Month Forecast” has the meaning set forth in Section 3.2.
    “Specifications” has the meaning set forth in Section 5.1(a).
“Startup Period” means the period from the Effective Date through and including [*****].

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interests thereof having the power to govern or elect members of the applicable governing body of such entity is at the time owned or controlled, directly or indirectly, by that Person or one or more subsidiaries of that Person or a combination thereof; and the term “Subsidiary” with respect to any Person shall include all subsidiaries of each subsidiary of such Person.
    “TOYOTA” has the meaning set forth in the preamble to this Agreement.
    “TOYOTA Indemnified Parties” has the meaning set forth in Section 10.1.
    “TOYOTA Quality Records” has the meaning set forth in Section 6.4.
    “Total Fixed Costs” means the total research and development costs incurred by TOYOTA in respect of such Product plus the total purchase price [*****].
    “Term” has the meaning set forth in Section 9.1.
    “Tools & Equipment” has the meaning set forth in Section 7.1(a).
    [*****].
    “Unit” means, with respect to a Product, the individually identifiable Aircraft part referenced in the applicable Product Addendum as the Product.
    “Unrecouped Costs” for a Product for the Startup Period or [*****].
1.2Titles and Headings. Titles and headings to Articles and Sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
1.3Interpretation. As used in this Agreement: (a) the words “herein,” “hereunder” and “hereof” refer to this Agreement, taken as a whole, and not to any particular provision of this Agreement; (b) the words “including,” “includes” and “include” mean “including (or includes or include) without limitation”; (c) all references to a given agreement, instrument or other document shall be a reference to that agreement, instrument or other document as modified, amended, supplemented and restated through the date as of which such reference is made; and (d) the singular shall include the plural and the masculine shall include the feminine and neuter, and vice versa unless the context otherwise clearly requires. Defined terms are capitalized throughout this Agreement.
1.4Exhibits and Appendices. The following Exhibits attached to this Agreement are incorporated herein by this reference and made a part hereof for all purposes:
        Exhibit A    Form of Product Addendum

Exhibit B    Form of Purchase Order
Exhibit C    Form of Purchase Order Acknowledgement
        Exhibit D    Limited Product Warranty Terms
        Exhibit E    Quality Assurance Agreement
        Exhibit F    Engineering Change Notice Process
        Exhibit G    Prototype Parts Terms and Conditions
1.5Integration; Order of Precedence. All Product Addendums and all Purchase Orders issued by Joby Aero and all Purchase Order Acknowledgments issued by TOYOTA during the Term are subject to the terms and conditions of this Agreement, except to the extent otherwise noted below. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of any Product Addendum, Purchase Order, Purchase Order Acknowledgment or other document regarding the subject matter of the Agreement, the conflict or inconsistency shall be resolved by giving precedence in the following order:
(1)    This Agreement (including Exhibits D, E and F); provided that (i) if a Product Addendum expressly states that it supersedes a particular provision of this Agreement (or of Exhibits D, E or F) then such Product Addendum shall control with respect to, but only with respect to, such superseded provision, and (ii) in the case of Prototype Parts, the terms and conditions set forth in Exhibit G (and any associated Prototypes Parts Addendum) shall control in all respects;
(2)    Subject to the proviso in paragraph (1) above, the Product Addendum in respect of a particular Product, but only with respect to such particular Product;
(3)    Terms as to identities and quantities of Products, required delivery date(s) and destination(s), and other terms mutually agreed by the Parties expressly stated on the face of a Confirmed Purchase Order. Any preprinted provisions on a Purchase Order different from or in addition to those set forth in Exhibit B are expressly rejected and shall be null and void and of no force and effect; and
(4)    Any other documents incorporated by reference or referenced in this Agreement.
ARTICLE II.
SALE OF PRODUCTS
2.1Sale of the Products. This Agreement sets forth the terms and conditions pursuant to which TOYOTA agrees to manufacture, sell, and deliver, and Joby Aero agrees to purchase and receive, Products at the applicable Contract Price; provided, that the sale of Prototype Parts shall be governed exclusively by the terms set forth in Exhibit G (and any associated Prototype Parts Addendum).
2.2Exclusivity. During the Term, TOYOTA shall be the exclusive supplier of the Products to the JOBY Entities for all purposes other than (i) [*****] or (ii) [*****]; provided, however, that with respect to clause (ii), JOBY, or any applicable JOBY Entity, shall give TOYOTA [*****] prior written notice of [*****] or where [*****] is not possible, as much notice as possible for TOYOTA to determine whether to authorize [*****]. TOYOTA shall notify JOBY within [*****] of such notice if TOYOTA authorizes (a) [*****] or (b) JOBY needs to source Products from a third party. Both JOBY and TOYOTA will endeavor to provide their notice earlier than as set forth herein whenever practicable.
(a)Without limiting the generality of the foregoing, Joby Aero shall not (and shall ensure that each Joby Entity does not), during the Term [*****]; provided, that in the event (and only to the extent) that [*****]. Nothing in this Agreement should be interpreted as precluding JOBY from directly or indirectly [*****].
ARTICLE III.
PRODUCTS AND PRODUCT ORDERS
3.1Purchase Quantity. Subject to the terms and conditions of this Agreement, during the Term, Joby Aero agrees to use good faith, commercially reasonable efforts to purchase from TOYOTA, and TOYOTA agrees to supply to Joby Aero, the total quantity of Products (per Product) set forth on the Product Addendum for such Product (the “Baseline Quantity”) in each case, (i) on the order schedule per Product (subject to the applicable TOYOTA delivery lead time) set forth on the Product Addendum for such Product and (ii) at the price per Product established pursuant to Section 8.1; provided, that with respect to [*****] shall be unconditionally and absolutely obligated to purchase [*****].
3.2Forecasting. Upon the execution of this Agreement, and: (a) [*****]; and (b) each [*****] during the Term, Joby Aero shall submit to TOYOTA a forecast stating the [*****].
3.3Purchase Orders.
(a)Submission of Purchase Orders. For each order of Products by Joby Aero, Joby Aero shall submit a purchase order to TOYOTA in the form attached hereto as Exhibit B or such other form (in the case of Prototype Products, in the form of Schedule G to Exhibit G) as may be adopted during the Term by the mutual written agreement of the Parties, including by written agreement of each Party’s members of the Global Supply Team (each, a “Purchase Order”). Each Purchase Order shall specify the Products ordered, the required delivery date(s) (subject to the lead times set forth on the Product Addendum for such Product), and the quantities of each Product ordered. Joby Aero will issue its first Purchase Order for each Product upon execution of the Product Addendum for such Product. Subject to the foregoing, Joby Aero will issue one and only one Purchase Order each month on the fifth (5th) day of the month, unless TOYOTA has agreed in advance in writing to authorize Joby Aero to issue an additional Purchase Order at some other time. Joby Aero shall deliver Purchase Orders to TOYOTA only by email to [*****] or such other email address as TOYOTA may provide to Joby Aero in writing from time to time. Each Purchase Order shall state that it is being made pursuant to, and shall incorporate by reference, the terms of this Agreement.
(b)Any automatic or computer-generated response to a Purchase Order by TOYOTA’s automated response system or otherwise shall not be deemed acceptance of a Purchase Order.
(c)No waiver or amendment of any of the terms and conditions of this Agreement shall be binding on either Party unless made in a writing expressly stating that it is such a waiver or amendment and signed by an authorized representative of each Party. No representation, warranty, course of dealing, or trade usage not contained or expressly set forth herein will be binding on either Party.

(d)TOYOTA’s Purchase Order Acknowledgement. Within [*****] following TOYOTA’s receipt of a Purchase Order submitted by Joby Aero in compliance with the requirements of this Agreement, TOYOTA shall acknowledge and provide confirmation of TOYOTA’s acceptance of the Purchase Order by written notice via e-mail, or other mutually agreeable transmission, delivered to Joby Aero (in the form set forth as Exhibit C) (each, a “Purchase Order Acknowledgement”) [*****]. Purchase Orders that are accepted (or deemed accepted) by TOYOTA are referred to herein as “Confirmed Purchase Orders.” If TOYOTA returns a rejection within such [*****] period, the Purchase Order shall be canceled and of no force and effect and shall not be considered a Confirmed Purchase Order. If TOYOTA is not able to deliver Products in accordance with Joby Aero’s delivery date(s) as set forth in any Purchase Order (subject to the lead times set forth on the Product Addendum for such Product), TOYOTA may advance or delay the delivery date(s) by up to [*****] from Joby Aero’s specified delivery date(s) by providing written notice of such change in the affected Purchase Order Acknowledgement, and Joby Aero shall accept such modified delivery date(s) provided that any such delay may be made once only in respect of the relevant Purchase Order. Notwithstanding the foregoing, TOYOTA shall only reject a Purchase Order because (i) [*****], (ii) [*****], (iii) [*****], (iv) [*****], (v) [*****] or (vi) [*****] (as modified by the immediately preceding sentence, and subject to the lead times set forth on Product Addendum for such Product) due to either (A) a Force Majeure Event, including Joby Aero’s failure to timely provide JOBY Supplied Material necessary for the manufacture of the Product, (B) [*****], (C) TOYOTA does not have the manufacturing capability or capacity to manufacture the Product as a result of an Equipment Purchase Request Denial by Joby Aero, or (D) as of the date of Joby Aero’s submission of the Purchase Order, [*****].
(e)No Modification of Purchase Orders. Joby Aero shall have no right to cancel or change the Delivery Date or any other terms of a Confirmed Purchase Order, except to the extent approved in writing by TOYOTA.
ARTICLE IV.
DELIVERY; TRANSFER OF TITLE AND RISK OF LOSS
4.1Delivery.
(a)TOYOTA shall arrange for the shipment of the Products by Carrier, CIP Incoterms 2020 (or the closest equivalent to CIP if CIP is not applicable to the method of transportation) to the destination (and by the method of transportation) set forth on the applicable Product Addendum (the “Destination”) in order for the Products to arrive on or before the delivery date(s) specified on each Purchase Order (subject to the lead times set forth on the Product Addendum for a Product), unless otherwise specified in the Purchase Order and acknowledged through the Purchase Order Acknowledgement. Such date(s) shall be the “Delivery Date(s)” specified in Joby Aero’s Purchase Order or TOYOTA’s Purchase Order Acknowledgement, if later, and is the “Delivery Date(s)” or “delivery date(s)” for all purposes under this Agreement. TOYOTA shall, at its sole cost and expense, properly pack and protect all Products in accordance with applicable industry standards and the requirements of this Agreement to prevent damage during transportation to the Destination.
(b)Products shall be delivered in accordance with TOYOTA’s standard lead times unless otherwise set forth in the applicable Product Addendum or agreed to in writing by the Parties. Shipment dates and lead times are approximate only and TOYOTA shall not be in breach of its obligations because of, any delivery made within a reasonable time before or after the stated delivery date. In addition, TOYOTA shall not be liable for any late delivery caused by the Carrier or failure of Joby Aero to provide any necessary JOBY Supplied Materials or information in a timely manner.

4.2Shipping Requirements. Shipments by TOYOTA or its subcontractors or agents must include packing sheets. Each packing sheet must include at a minimum the following: (a) TOYOTA’s name, address, phone number and TOYOTA code number; (b) Confirmed Purchase Order and item number; (c) ship date for the Products; (d) total quantity shipped and quantity in each container, if applicable; (e) legible packing slip number; (f) Product name (or nomenclature), (g) unit of measure; (h) “ship to” information if other than Joby Aero; (i) warranty data and certification, as applicable; (j) TOYOTA’s certification that Products comply with Confirmed Purchase Order requirements; and (k) applicable Harmonized Tariff Schedule codes. The shipping documents will describe the material according to the applicable classification or tariff rating. The total number of shipping containers will be referenced on all shipping documents. Originals of air way bills or bills of lading will be surrendered to the origin carrier at the time of shipment.
4.3Title and Risk of Loss. Title to and risk of loss for Products shipped pursuant to a Confirmed Purchase Order passes to Joby Aero upon delivery to the Carrier at the Point of Origin for the Product. Title and risk of loss shall pass from TOYOTA to Joby Aero at such point free of all liens or encumbrances of any kind other than those expressly created by this Agreement.
4.4Global Supply Teams. TOYOTA and Joby Aero shall form a team composed of representatives designated by each Party from the areas of manufacturing, supply chain management, business operations, and regulatory, (the “Global Supply Team”). The Global Supply Team shall develop and recommend common protocols, manuals and procedures as may be necessary to further the objectives of the Agreement, subject to the mutual approval and adoption by each of the Parties of any such protocols, manuals or procedures, in each Party’s discretion. Additionally, the Global Supply Team shall have monthly discussions regarding matters related to this Agreement, including manufacturing capacity, forecasts and delivery schedules for the Products, proposed changes to the Specifications, and any foreseeable or anticipated events or circumstances that could interrupt or delay either Party’s performance under this Agreement. For the avoidance of doubt, the Global Supply Team shall be established for coordination purposes only, and shall not have the authority to bind either party or modify, amend or waive any of the terms or conditions of this Agreement.
ARTICLE V.
PRODUCT SPECIFICATIONS; WARRANTIES; LIMITATION ON PRODUCT USE AND CUSTOMERS
5.1Product Specifications.
(a)TOYOTA shall manufacture all Products supplied to Joby Aero in accordance with the Product specifications stated on the applicable Product Addendum for such Product (the “Specifications”), which Specifications shall include all Product designs, engineering and technical data, raw material specifications, quality requirements (consistent with the Quality Assurance Agreement), tooling, packaging design/specifications, and first article approval requirements. Joby Aero shall ensure that the Specifications provided to TOYOTA at all times conform to the approved design data and all other regulatory or Joby Aero requirements. Any changes to the Specifications that impact TOYOTA production shall be mutually agreed upon by TOYOTA and Joby Aero in accordance with the Engineering Change Notification (“ECN”) process set forth on Exhibit F; provided, however, that TOYOTA shall not be required to incur any additional production costs in connection with any changes to the Specifications unless Joby Aero agrees in advance to pay such additional production costs to TOYOTA.

(b)Joby Aero represents and warrants that neither the Specifications provided by JOBY nor TOYOTA’s manufacturing of the Products in accordance with the Specifications and sale thereof to Joby Aero violate, infringe upon or misappropriate the intellectual property rights of any other Person.
5.2Failure to Comply with Warranties. If any Product fails to comply with the Product Warranty, the remedies specified on Exhibit D apply.
5.3No Other Warranties. EXCEPT FOR THE PRODUCT WARRANTY OR AS OTHERWISE EXPRESSLY SPECIFIED IN THIS AGREEMENT, TOYOTA DISCLAIMS ALL WARRANTIES, EXPRESS AND IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE or NON-INFRINGEMENT. NO EXTENSION OF SUCH WARRANTY WILL BE BINDING UPON TOYOTA, UNLESS SET FORTH IN WRITING AND SIGNED BY TOYOTA OR IT’S AUTHORIZED REPRESENTATIVE. Any liability of TOYOTA under this Section 5.3 is subject to the provisions of Article XI (Limitation of Liability).
5.4[*****]; No Separate Resale of Products.
(a)Joby Aero agrees that no Joby Entity shall, [*****]. Joby Aero further agrees that neither Joby Aero nor any other Joby Entity shall enter into any contract, agreement or other arrangement (or to take or to omit to take any other action) without Toyota’s consent that would subject TOYOTA or any of its Affiliates or their respective suppliers to [*****] unless, in each case, TOYOTA or such Affiliate or supplier is already required to [*****]. In all cases and without limiting the restrictions set forth above in this Section 5.4(a), Joby Aero shall provide TOYOTA with at least [*****] advanced written notice prior to any Joby Entity entering into any contract, agreement or other arrangement [*****] that (1) may [*****] or (2) could [*****]. Additionally, subject to applicable laws and its contractual obligations of a confidential nature, Joby Aero shall provide TOYOTA with at least [*****] advanced notice, or where [*****] is not possible, as much notice as practicable, prior to any Joby Entity entering into any contract or other agreement, (or otherwise providing any goods or services) that; (1) [*****] or (2) [*****].
(b)Further, Joby Aero agrees to notify TOYOTA [*****] if JOBY receives any formal or informal communication [*****] indicating or proposing that [*****]. Joby Aero agrees that it will not deliver, disclose, or otherwise provide any intellectual property of TOYOTA to [*****].
(c)Joby Aero agrees not to resell the Products in any manner other than as integrated components of the Aircraft (or as replacement parts for integrated components of the Aircraft) without the prior written consent of TOYOTA.
ARTICLE VI.
QUALITY ASSURANCE; COMPLIANCE
6.1JOBY’s Right to Inspect. Joby Aero shall have the right to inspect all Products upon receipt and may reject any nonconforming Products (and shall reject any nonconforming Products for which Joby Aero identifies any manufacturing defect) within [*****] after such Products have been received by Joby Aero. If Joby Aero fails to reject any Products within such [*****] inspection period by written notice to TOYOTA,[*****]. For clarity, payment for the Products delivered or inspected by Joby Aero shall not constitute an unconditional acceptance of the Products and shall not relieve TOYOTA of any warranty or other obligation hereunder.

6.2Performance Standards. TOYOTA shall at all times adhere to the agreed upon joint TOYOTA and JOBY Quality Assurance Agreement attached hereto as Exhibit E (the “Quality Assurance Agreement” or “QAA”). Should TOYOTA fail to meet the requirements of the QAA, Joby Aero will notify TOYOTA of the deficiency and require corrective action.
6.3Inspection. TOYOTA hereby grants to Joby Aero and Government Authorities having aviation authority the right to inspect those TOYOTA facilities pertaining to the supply of the Products during operating hours to review progress and performance with respect to production, schedule and quality under any Confirmed Purchase Order, provided that Joby Aero shall not unreasonably interfere with TOYOTA’s business operations. Any Joby Aero representative shall be allowed access to all areas used for the performance of the Agreement. Such access shall be subject to TOYOTA’s reasonable safety, site security and proprietary information protection requirements, as well as any requirements of any Governmental Authority regarding admissibility and movement of personnel on the premises of TOYOTA. Joby Aero shall notify TOYOTA in writing at least three (3) weeks prior to any visit (unless an urgent need requires less than three (3) weeks’ notice) and a TOYOTA representative may accompany Joby Aero and be present during such visit. Such notice shall contain the names, citizenship and positions of the visiting personnel and the duration and purpose of such visit. TOYOTA shall use commercially reasonable efforts to flow down the obligations of this Section 6.3 to its suppliers.
6.4Retention of Records. TOYOTA shall maintain, and have available on a timely basis, Quality Records created or received by Toyota that are traceable to the conformance of the Products delivered to Joby Aero (“TOYOTA Quality Records”), and by flow-down of this requirement shall require its suppliers of items pertinent to the conformance of the Products to maintain and have available on a timely basis their Quality Records. TOYOTA shall make its TOYOTA Quality Records available to Governmental Authorities having aviation authority and Joby Aero’s authorized personnel. TOYOTA shall retain such TOYOTA Quality Records as required by the QAA (with the retention period described in the QAA commencing with respect to each Product upon the date of delivery of such Product). At the expiration of such period and prior to any disposal of TOYOTA Quality Records, TOYOTA will notify Joby Aero of TOYOTA Quality Records to be disposed of and Joby Aero reserves the right to request delivery of such records. In the event Joby Aero chooses to exercise this right, TOYOTA shall promptly deliver such records to Joby Aero, at Joby Aero’s cost, on media agreed to by both Parties. TOYOTA will flow-down this requirement to its suppliers of items pertinent to the conformance of the Products.
6.5Regulatory Approval. If required, TOYOTA will be authorized for "Direct Ship Authorization" (DSA) to perform shipment of Joby Aero Product to a third party. The production approval will remain with Joby Aero and the DSA will be delegated to TOYOTA allowing TOYOTA to perform the final inspection and issue a Joby Certificate of Conformance on Joby Aero’s behalf by a Joby Aero Delegated Final Inspection function to a TOYOTA qualified inspector.
6.6Import/Export
(a)In performing the obligations of this Agreement, both Parties will comply with all applicable export, import and sanctions laws, regulations, orders, and authorizations, as they may be amended, from time to time, applicable to the export (including re-export) or import of goods, software, technology, or technical data (“Items”) or services, including without limitation the Export Administration Regulations (“EAR”), International Traffic in Arms Regulations (“ITAR”), and regulations and orders administered by the Treasury Department’s Office of Foreign Assets Control (collectively, “Export/Import Laws”).

(b)Without prejudice to the CIP delivery terms provided in Section 4.1(a), under which JOBY is responsible for the import of the Products into their country of destination, each Party shall obtain, at its cost (subject to the next sentence), all export authorizations which are required under the Export/Import Laws in order for such Party to deliver from their respective Point of Origin to their respective Destination any Products, materials, Specifications or other items that such Party is to deliver under this Agreement. Each Party shall reasonably cooperate and exercise reasonable efforts at its own expense to support the other Party in obtaining any necessary licenses or authorizations required to perform its obligations under this Agreement. Reasonable cooperation shall include providing reasonably necessary documentation, including import, end-user and retransfer certificates. The Party providing Items or services under this Agreement shall, upon request, notify the other Party of the Items or services’ export classification (e.g. the Export Control Classification Numbers or U.S. Munitions List (USML) category and subcategory) as well as the export classification of any components or parts thereof if they are different from the export classification of the Item at issue. The Parties acknowledge that this representation means that an official capable of binding the Party providing such Items or services knows or has otherwise determined the proper export classification. Each Party agrees to reasonably cooperate with the other in providing, upon request of the other Party, documentation or other information that supports or confirms this representation.
(c)In addition, each Party shall (i) comply with all applicable country laws relating to anti-corruption or anti-bribery, including but not limited to legislation implementing the Organization for Economic Co-operation and Development “Convention on Combating Bribery of Foreign Public Officials in International Business Transactions” (the “OECD Convention”) or other anti-corruption/anti-bribery convention; (ii) comply with the requirements of the Foreign Corrupt Practices Act, as amended (15 U.S.C. §§78dd-1, et, seq.) (the “FCPA”), regardless of whether such Party is within the jurisdiction of the United States; and (iii) neither directly nor indirectly, pay, offer, give, or promise to pay or give, any portion of monies or anything of value to a non-U.S. public official or any person in violation of the FCPA and/or in violation of any applicable country laws relating to anti-corruption or anti-bribery.
6.7Regulatory Alerts.
(a)Each Party shall immediately notify the other Party upon receipt of any Government-Industry Data Exchange Program (“GIDEP”) Alert related to Products, and shall provide the other Party with a list of all affected Products by Confirmed Purchase Order, part number, invoice number, serial number, or any other identifying number as applicable. For GIDEP Alerts caused in whole by manufacturing defects in the Products caused by TOYOTA’s failure to manufacture, package or label the Products in accordance with the Specifications or the Quality Assurance Agreement, TOYOTA shall immediately replace all affected Products at its sole expense including any installation and removal costs for the Products so affected. In all other cases, the expense of replacing all affected Products (including any installation and removal costs) shall be at the sole expense of Joby Aero.
(a)If the FAA, or another aviation authority, issues an Airworthiness Directive (“AD”), or the equivalent of ADs, related to any Products, then Joby Aero and TOYOTA shall cooperate to contain and then promptly remove the causes(s) of the ADs or AD equivalents in all affected Products delivered and to be delivered to Joby Aero including, but not limited to, Products utilized in the field. For ADs caused in whole by manufacturing defects in the Products caused by TOYOTA’s failure to manufacture, package or label the Products in accordance with the Specifications or the Quality Assurance Agreement, TOYOTA shall reimburse Joby Aero for all costs associated with the remediation, removal, redelivery and installation of any Products that are incurred by Joby Aero as a result of such

ADs or equivalent ADs. In all other cases, all costs associated with the remediation, removal, redelivery and installation of any Products shall be at the sole expense of Joby Aero.
(b)Joby Aero shall provide all ADs affecting JOBY, TOYOTA or the Products to TOYOTA within 24 hours of issuance.
ARTICLE VII.
TOOLS & EQUIPMENT; JOBY SUPPLIED MATERIALS
7.1Tools and Equipment.
(a)Except as expressly agreed to by Joby Aero in writing or as otherwise stated in this Agreement or any Product Addendum, TOYOTA will be responsible for providing all tools, equipment and instrumentality required to manufacture and supply the Products under this Agreement (“Tools & Equipment”). Joby Aero acknowledges and agrees that in anticipation of Joby Aero’s purchase of Products from TOYOTA during the Term, TOYOTA is purchasing in advance Tools & Equipment specifically intended for the manufacture of such Products that it would not otherwise be purchasing (i) as identified on each Product Addendum as “Pre-Identified Tools & Equipment” and (ii) as may be identified by TOYOTA necessary for TOYOTA to purchase from time to time in the future during the Term as a result of various factors affecting Product production, including Product design changes, production number increases, and manufacturing process refinements (any such identified additional Tools & Equipment purchases being referred to as “Additional Tools & Equipment” and their purchase as “Additional Tools & Equipment Purchases”). TOYOTA shall provide Joby Aero [*****]. Upon the approval (or deemed approval) of an Additional Tools & Equipment Purchase, such Additional Tools & Equipment shall be deemed to be Pre-Identified Tools & Equipment) and [*****]. If Joby Aero timely delivers a written denial of such Additional Tools & Equipment Purchase (an “Equipment Purchase Request Denial”), then the purchase price of such [*****]. In addition, if Joby Aero issues an Equipment Purchase Request Denial, (i) to the extent set forth in Section 9.5(c) TOYOTA may elect to terminate the applicable Product Addendum and (ii) TOYOTA may reject for Cause any Purchase Order for Products affected by such denial.
(b)From time to time, Joby Aero may license, rent, loan, or sell Tools & Equipment to TOYOTA for TOYOTA to use in manufacturing and supplying the Products (such Tools & Equipment being referred to as “JOBY Supplied Tools & Equipment”), in which case TOYOTA agrees: (i) to comply fully with any license or any other agreement with the owner of the JOBY Supplied Tools & Equipment (if Joby Aero is not the owner) at least to the same extent as Joby Aero is obligated to comply with such agreement; (ii) to use the JOBY Supplied Tools & Equipment exclusively and solely for manufacture and supply of the Products; (iii) not to transfer, sublicense, assign, rent, or loan the JOBY Supplied Tools & Equipment to any third party, except with Joby Aero’s prior written consent; (iv) to keep the JOBY Supplied Tools & Equipment free and clear at all times from any liens or other encumbrances, except with Joby Aero’s prior written consent; and (v) to use due care in maintaining and operating such JOBY Supplied Tools & Equipment to the same extent that TOYOTA maintains and operates its own Tools & Equipment of like importance, but in no event less than reasonable care.
(c)     Following termination of this Agreement pursuant to Article 9 (other than a termination by TOYOTA pursuant to Section 9.4(c)) or termination of any Product Addendum and [*****], Joby Aero shall have the option to [*****]. Upon exercise of this option and payment of the purchase price, title to and risk of loss of such Pre-Identified Tools & Equipment shall pass to Joby Aero(subject to Section 13.3 of this Agreement), TOYOTA [*****]. To the extent separating an item of

Pre-Identified Tools & Equipment from any TOYOTA intellectual property is not reasonably feasible, the parties will work together in good faith to reach a mutually acceptable resolution with respect to such item.
7.2JOBY Supplied Material.
(a)Joby Aero shall provide to TOYOTA those item(s) which are labeled as “JOBY Supplied Material” on the applicable Product Addendum for a Product for use in the manufacture and supply of such Product to Joby Aero, on the terms set forth on such Product Addendum as applicable. Joby Aero understands and agrees that the ability of TOYOTA to fulfill its obligations under any Confirmed Purchase Order depends on the timely and proper supply of JOBY Supplied Materials by Joby Aero.
(b)Failure of Joby Aero to deliver to TOYOTA the quantity and type of materials set forth in the applicable Product Addendum in accordance with the agreed upon schedule shall constitute a Force Majeure Event with respect to any performance obligation of TOYOTA in respect of the production of the Product associated with such Product Addendum (for the avoidance of doubt, any such failure by Joby Aero shall not relieve Joby Aero of any payment obligations (or otherwise limit such payment obligations) pursuant to this Agreement, including pursuant to Article VIII or Article IX)..
(c)All materials supplied by or on behalf of Joby Aero hereunder shall conform with the applicable specifications set forth on the applicable Product Addendum.
ARTICLE VIII.
PRICING AND PAYMENTS
8.1Product Price.
(a)Product Prices. The Product Price for each Product shall initially be set forth on the applicable Product Addendum for such Product, as such Product Prices may be adjusted pursuant to Section 8.1(b). All prices are in U.S. Dollars, without regard to any changes to or fluctuations in currency exchange rates, except as set forth in Section 8.1(b)(ii). All Product Prices on any Product Addendum exclude transportation and insurance from the Point of Origin to the Place of Delivery, which is separately accounted for in the Logistics Fee.
(b)Product Price Adjustments.
(i)Changes for Volume Fluctuations (Floating Price). For the duration of the Term, prior to the end of the Startup Period and each Measurement Period following the Startup Period (each such applicable period being referenced as the “Current Measurement Period”), the Parties shall adjust the Product Price of the Product for the immediately following Measurement Period (the “Subsequent Measurement Period”) [*****]
(ii)Changes in Cost of Production or Exchange Rate. During the Term, [*****].
(iii)Change in Response to ECN. In the event of a change to the Specifications (as approved pursuant to Section 5.1(a)), the Product Prices shall be adjusted, as mutually agreed by the Parties, acting reasonably, to include any equitable cost adjustment arising from such change in Specifications or Additional Product Information (including as set forth in Section 5.1(a) to reflect any additional production costs to TOYOTA resulting therefrom).

(iv)Cost Savings. During the Term, [*****].
(v)Amendment of Product Addendums. The applicable Product Addendum for a Product shall be amended from time to time to reflect any adjustment to the Product Price for such Product pursuant to this Section 8.1(b), within [*****] of such price adjustment.
8.2Logistics Fees. In addition to the Product Price, Joby Aero shall pay to TOYOTA the applicable “logistics fee” set forth on the applicable Product Addendum in respect of each Product purchased by Joby Aero pursuant to a Confirmed Purchase Order, to cover the costs of transportation and insurance from the respective Point of Origin for each Product to the Destination for the Product (the “Logistics Fee”). The Logistics Fee shall be a fixed price to cover all such costs and charges and in the event the actual costs or charges are in excess of such amount, TOYOTA shall be responsible for such excess.
8.3[*****].

8.4Payment. TOYOTA shall invoice Joby Aero for each delivery and Joby Aero shall pay each invoice [*****], with the exception of the aggregate amount payable by Joby Aero pursuant to Section 8.3, [*****]. Both JOBY and TOYOTA will endeavor to provide their notice earlier than as set forth herein whenever practicable. All payments shall be made to TOYOTA via electronic funds transfer or wire transfer of immediately available funds to an account designated by TOYOTA in the relevant invoice.
8.5TOYOTA Invoices. TOYOTA’s invoices shall reference the applicable Purchase Order and shall be submitted for payment by TOYOTA to the address specified by Joby Aero in writing from time to time. To the extent there is any conflict between the terms and conditions of this Agreement and of any such invoice, the terms of this Agreement shall apply. All prices in the invoices shall be based on the applicable Contract Price.
8.6[*****]
8.7Security Interest. TOYOTA retains a security interest in the Products until full payment therefor is received by TOYOTA. Joby Aero will execute any documents required by TOYOTA to effectuate any such security interest.
8.8Taxes. Joby Aero shall be responsible for all Sales Taxes imposed by any Governmental Authority on the purchase or sale of the Products.
8.9Currency. All prices and dollar figures stated in this Agreement or any Purchase Order in connection therewith shall be stated in United States dollars.
ARTICLE IX.
TERM; SUSPENSION; TERMINATION
9.1Term. The term of this Agreement shall run from the Effective Date until [*****] (the “Term”). For clarity, the end of the Term does not limit any obligations that survive the expiration of the Term.

9.2Suspension of Work. If Joby Aero fails to make any payment to TOYOTA when due pursuant to the terms of this Agreement, [*****]. Additionally, if Joby Aero fails to perform any material covenant or obligation under this Agreement (other than a payment failure described in the preceding sentence) that is not caused by a default by TOYOTA under this Agreement, and such failure continues unremedied [*****] of such failure, then TOYOTA may (in addition to any other remedies available to TOYOTA hereunder, at law or in equity) [*****].
9.3Termination by Mutual Agreement. This Agreement and any Product Addendum may be terminated at any time upon the mutual written agreement of the Parties.
9.4Termination by Either Party.
(a)Default. A Party shall be in default of its obligations pursuant to this Agreement if (x) any one or more of the events or conditions described under (i) through (iii) shall occur or (y) any one or more of the events or conditions described under (iv) through (vi) shall occur and continue for thirty (30) consecutive days following receipt of written notice from the non-defaulting Party to cure such default:
(i)such Party becomes insolvent, or generally does not pay its debts as they become due, or admits in writing its inability to pay its debts, or makes a general assignment for the benefit of creditors;
(ii)insolvency, receivership, reorganization, or bankruptcy proceedings are commenced by or against such Party, and in the case of any such proceeding instituted against such Party (but not instituted or otherwise acquiesced to by such Party) such proceeding remains in effect and unstayed for a period of sixty (60) days;
(iii)such Party makes an assignment or transfer of this Agreement or any interest herein in a manner prohibited by this Agreement;
(iv)such Party fails to make any undisputed payment to the other Party when due pursuant to the terms of this Agreement;
(v)any material representation made by such Party in this Agreement proves to have been materially false or intentionally misleading when made; or
(vi)such Party fails to materially perform or comply with any material covenant or obligation under this Agreement (other than a covenant or obligation referred to in another clause of this Section 9.4(a)) that is not caused by a default by the other Party under this Agreement.
Upon the occurrence of a default by a Party pursuant to this Section 9.4(a), the non-defaulting Party may, without prejudice to any other right or remedy the non-defaulting Party may have under this Agreement or at law and/or in equity, terminate this Agreement.

(b)Illegality. Either Party may terminate this Agreement or any Product Addendum, by written notice to the other Party, in the event that:

(i)there shall be any Applicable Law that makes the performance of the transactions contemplated by this Agreement or Product Addendum illegal or otherwise prohibited; or
(ii)any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement or a Purchase Order, and such Governmental Order shall have become final and non-appealable.
(c)Termination of Other Agreements. Either Party may terminate this Agreement or any Product Addendum, by [*****] written notice to the other Party, in the event that the Collaboration Agreement or the MOU is terminated. If Toyota is the Party terminating this Agreement pursuant to this Section 9.4(c), the Parties shall then negotiate in good faith the timing for delivery of the Remaining Projected Volume, including [*****]. If TOYOTA triggers this provision as a result of terminating the Collaboration Agreement pursuant to 10.2(c) thereof and/or the MOU is likewise terminated pursuant to Section 7 thereof, TOYOTA shall not be eligible to recoup the remaining portion of their Total Fixed Costs.
9.5 Termination by TOYOTA. TOYOTA may further terminate this Agreement or any Product Addendum, by written notice to Joby Aero:
(a)upon the consummation of a Change of Control;
(b)if Joby Aero issues an Equipment Purchase Request Denial and TOYOTA is unable to produce a Product in the quantities forecast by Joby Aero as a result of the failure to acquire the Additional Tools & Equipment subject to the Equipment Purchase Request Denial (in which case TOYOTA may elect to terminate the Product Addendum covering the Products impacted by such denial).
9.6Termination by JOBY. In the event TOYOTA delivers to Joby Aero a Price Change Notice pursuant to Section 8.1(b)(ii) with respect to a Product providing for a Product Price increase of more than [*****] of the then-current Product Price, Joby Aero may terminate the Product Addendum for such Product by providing TOYOTA with written notice of termination no later than [*****] following TOYOTA’s delivery to Joby Aero of the Price Change Notice (for greater certainty, the result of the “floating price adjustment” pursuant to Section 8.1(b)(i) shall be excluded from this Section 9.6).
9.7Effect of Termination.
(a)In addition to any other rights or remedies available to TOYOTA under this Agreement or Applicable Laws, upon the occurrence of the termination of this Agreement or a Product Addendum (i) by TOYOTA pursuant to Section 9.5(b), (ii) by TOYOTA as a result of a default by JOBY pursuant to Section 9.4(a), (iii) by Joby Aero pursuant to Section 9.4(c) or Section 9.6, or (iii) by either Party pursuant to Section 9.4(b), in each case prior to the expiration of the Term, Joby Aero shall pay to TOYOTA, in respect of each Product to which such termination applies, an amount equal to the sum of (collectively, the “True-Up Amount”):
(i)[*****]; and
(ii)[*****].

In the interest of clarity, in case of termination of a Product Addendum the amounts to be paid by Joby Aero to TOYOTA shall be calculated based on the Products covered by the terminated Purchase Addendum and costs incurred by TOYOTA with respect to such Products.
(b)Except as otherwise specified by TOYOTA (including in the case of any Aircraft or Product sale or use not permitted by Section 5.4), upon termination or expiration of this Agreement for any reason, TOYOTA will continue to process and deliver to Joby Aero any Products ordered and accepted by TOYOTA pursuant to a Confirmed Purchase Order prior to the effective date of any such termination or expiration.
(c)Upon termination or expiration of this Agreement for any reason, Joby Aero will pay TOYOTA (1) all invoiced amounts remaining unpaid by Joby Aero and (2) [*****].
(d)Termination of this Agreement shall not relieve either Party of any obligation incurred prior thereto or for any obligation, which by its terms is to take effect upon termination or survive termination. Any remedy a Party is granted under this Agreement shall be without prejudice to any other remedy available to a Party under this Agreement or Applicable Laws.
9.8Survival. Upon termination or expiration of this Agreement, the Parties’ obligations hereunder shall terminate. Notwithstanding the foregoing, all provisions of this Agreement that are expressly or by implication to come into or continue in force and effect after the expiration or termination of this Agreement, including the provisions of Sections 4.3, 5.1(b), 5.2, 5.3, 5.4, 6.4, 8.4, 8.5, 8.6, 8.8, and 8.9, and Articles IX, X (other than Section 10.4, excluding Joby Aero’s obligation to procure and maintain Aircraft, Aviation General Liability insurance, which shall survive and remain in effect following the expiration or termination of this Agreement), XI, XII and XIII, shall remain in effect and be enforceable following such expiration or termination. No such termination shall relieve any Party from liability for any prior or subsequent breach of this Agreement.
ARTICLE X.
INDEMNIFICATION; INSURANCE
10.1 JOBY Indemnification. JOBY shall defend, indemnify and hold harmless TOYOTA, its Affiliates and each of their respective directors, officers, shareholders, partners, members, agents and employees (collectively, the “TOYOTA Indemnified Parties”), from and against all loss, damage, expense, liability and other claims, including court costs and reasonable attorneys’ fees (collectively, “Liabilities”) resulting from:
(a)any claims asserting that the Products or TOYOTA’s manufacturing or selling thereof in accordance with applicable Specifications infringe or misappropriate any patent, proprietary right, invention, trade secret, copyright, trademark, service mark or other intellectual property right of any third party;
(b)any claims by any consumer, customer of any JOBY Entity, Governmental Authority or other third-party arising out of any injury, death, or damage resulting from any products or service offered by Joby Aero or its Affiliates, including the use or misuse of the Products, other than as a result of TOYOTA’s gross negligence or willful misconduct in the manufacture of the Products according to the Product’s Specifications;
(c)any violation by Joby Aero or its Affiliates of Applicable Laws; or

(d)any resale of a Product not permitted by Section 5.4(b).
10.2TOYOTA Indemnification. TOYOTA shall defend, indemnify and hold harmless Joby Aero, its Affiliates and each of their respective directors, officers, shareholders, partners, members, agents and employees (collectively, the “JOBY Indemnified Parties”), from and against all Liabilities resulting from:
(a) any claims (other than claims subject to Section 10.1(a)) asserting that Toyota’s methods for manufacturing a Product infringe or misappropriate any patent, proprietary right, invention, trade secret, copyright, trademark, service mark or other intellectual property right of any third party; or
(b)any violation by TOYOTA or its Affiliates of Applicable Laws.
10.3Indemnification Procedure. When TOYOTA or Joby Aero, as applicable (an “Indemnifying Party”) is required to indemnify a JOBY Indemnified Party or TOYOTA Indemnified Party, as applicable (the “Indemnified Party”) in accordance with this Article X, the Indemnifying Party shall assume on behalf of such Indemnified Party, and conduct with due diligence and in good faith, the defense of any claim against such party, whether or not the Indemnifying Party shall be joined therein, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in such defense. The Indemnifying Party shall be in charge of the defense and settlement of such claim; provided, that without relieving the Indemnifying Party of its obligations hereunder or impairing the Indemnifying Party’s right to control the defense or settlement thereof, the Indemnified Party may elect to participate through separate counsel in the defense of any such claim, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party, except in the event that (a) the Indemnified Party shall have reasonably concluded that there exists a material conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such claim (in which case the Indemnifying Party shall not have the right to control the defense or settlement of such claim on behalf of such Indemnified Party); or (b) the Indemnifying Party shall not have employed counsel to assume the defense of such claim within a reasonable time after notice of the commencement of an action thereon, in which case the fees and expenses of counsel shall be paid by the Indemnifying Party. No Indemnifying Party shall settle any such claims or actions in a manner which would require any admission of fault or guilt or any other action or forbearance from action by any Indemnified Party without the prior written consent of the Indemnified Party.
10.4Insurance.

(a)Coverage.
(i)Each Party, at its cost, must procure and maintain throughout the Term:
(1)Workers’ compensation or similar insurance providing statutory coverage for all personnel providing services hereunder that shall comply in all respects to the statutes of the jurisdiction, state, locality, territory or province where services shall be provided or performed or having jurisdiction over such personnel, including international travel;
(2)Employer’s liability insurance in the amount of at least $1,000,000 for all claims in one policy period; and
(3)Commercial general liability insurance, including coverage for all premises and operations, broad form property damage and contractual liability (including without limitation, that specifically assumed herein), with limits of not less than $1,000,000 per occurrence single limit for bodily injury and property damage combined and $2,000,000 in the aggregate. Limits required may be met by any combination of primary and umbrella/excess insurance.
(ii)Additionally, in the case of Joby Aero, before the earlier to occur of (A) any Aircraft in which a Product is incorporated is first airborne (including for testing purposes) and (B) any Product is resold by Joby in any manner other than as integrated component of the Aircraft (or as a replacement part for an integrated component of the Aircraft) (subject to the prior written consent of TOYOTA as provided in Section 5.4(b)), Joby Aero must further [*****]:
(1)[*****]; and
(2)[*****].
(b)Requirements for insurance.
(i)Each Party must carry the insurance coverage listed in Section 10.4(a) with one or more insurers reasonably acceptable to the other Party.
(ii)Thirty (30) days of any Aircraft incorporating a Product being airborne, each Party shall submit to the other Party certificates of insurance evidencing all required coverage.
(iii)All policies must include a provision that the insurer will endeavor to provide thirty (30) days prior written notice before cancelling its coverage.
(iv)Without prejudice to the minimum coverage requirements mandated by this Section 10.4, each Party will provide notice to the other Party of any reduction in limits to any of the above-mentioned policies.
(v)All coverage required under this Agreement must be primary and non-contributing with any similar insurance that a Party maintains, and any certificate furnished by a Party shall be endorsed to state that is the case. Each Party reserves the right to increase the dollar amount of required coverage if the parties renew this Agreement.
(vi)Additionally, with respect to the policies described Sections 10.4(a)(i) and 10.4(a)(ii) required to be maintained by Joby Aero, the following additional requirements shall apply:
(1)Such insurance policy(ies) shall [*****].
(2)Such insurance policy(ies) shall cover risks of loss, damage or injury associated directly or indirectly with the performance of Joby Aero’s or any other JOBY Entities’ obligations.  If JOBY personnel will be working at a location of TOYOTA or a TOYOTA Affiliate, an alternate employer endorsement is required on the Workers Compensation insurance program.

(3)Joby Aero shall provide TOYOTA with proof of the acquisition of all such insurance coverages in the form of one or more certificates of insurance [*****].
(4)[*****].
(5)Such insurance policies shall be procured from insurers with an A.M. Best’s performance rating of at least A- and with a financial size category of at least Class VII.  TOYTOTA’s approval of any of Joby Aero’s insurance policies does not relieve or limit any of Joby Aero’s obligations under the Agreement, including but not limited to any indemnity or defense obligations hereunder, or for claims outside the scope of the coverage, excluded by, or which exceed the required insurance limits of such policy(ies).
ARTICLE XI.
LIMITATION OF LIABILITY
11.1Limitation of Liability, Special Damages. Sections 5.2 (Failure to Comply with Warranties) and 5.3 (Warranty) above states TOYOTA’s sole obligation, and the sole remedy of JOBY, for any defect in any of the Products sold hereunder. Except in respect of damages actually awarded to a third party for which an indemnification claim is made by an Indemnified Party pursuant to Article X, neither Party shall be liable to the other Party for any consequential, incidental, special, exemplary or punitive damages arising hereunder, regardless of whether any such claim arises out of breach of contract, guaranty or warranty, tort, product liability, indemnity, contribution, strict liability or any other legal theory.
11.2Limitation of Liability, General Damages. TOYOTA’s aggregate, collective liability to Joby Aero and its Affiliates and each of their respective directors, officers, shareholders, partners, members, agents and employees, whether in tort, warranty, contract or any other legal theory, for loss or damage during the Term is limited to [*****].
ARTICLE XII.
FORCE MAJEURE
12.1No liability shall result from the delay in performance or nonperformance caused by a Force Majeure Event; provided that: (a) the Party affected by such event, as soon as reasonably practical after obtaining knowledge of the occurrence of the claimed event, gives the other Party prompt oral notice, followed by a written notice, fully describing the particulars of the occurrence; (b) the suspension of performance is of no greater scope and of no longer duration than is required by the event; and (c) the Party affected by such event uses all reasonable efforts to mitigate or remedy its inability to perform as soon as reasonably possible. If the Party affected by such event suspends performance of its obligations under this Agreement with respect to a Product for three (3) months or more after the occurrence of such event, the other Party may, in its sole discretion and on written notice to the affected party, terminate this Agreement (and the associated Product Addendum) with respect to such Product without further liability (provided that this Agreement, and the associated Product Addendum(s) for all other Products, shall continue in full force and effect with respect to all such other Products). The burden of proof as to whether a Force Majeure Event has occurred and whether such event excuses a Party from performance under this Agreement shall be upon the Party claiming such Force Majeure Event.

ARTICLE XIII.
MISCELLANEOUS PROVISIONS
13.1Confidentiality. Except as set forth herein, Confidential Information received from any Party shall be retained by the other party in strict confidence. The Party receiving such Confidential Information shall not use or disclose it except (a) as set forth herein; (b) as expressly agreed in writing by the Party disclosing such information; (c) to the extent required by law or required to be disclosed to any Governmental Authority; or (d) to the extent disclosed to any professional advisors of such Party provided that such advisors shall be under a similar duty of confidentiality. If disclosure of such Confidential Information is required by law, the Party receiving such information shall immediately notify the other Party of such requirement prior to such disclosure and reasonably cooperate, acting reasonably and in good faith, with the other Party with any efforts to prevent or oppose such disclosure. In all cases, Confidential Information of the other Party shall be used by a Party only in connection with its performance under this Agreement and for no other purpose.
13.2Public Disclosure. The Parties shall consult with each other as to the form, substance and timing of any press release or other public disclosure related to this Agreement or the transactions contemplated hereby and no such press release or other public disclosure shall be made without the consent of the other Party hereto, which consent shall not be unreasonably withheld or delayed; provided, however, that the Parties may make such disclosure to the extent permitted above or to the extent required by Applicable Law, including the requirements of the any domestic or foreign stock exchange.
13.3No Transfer of Intellectual Property Rights. TOYOTA does not grant hereunder and JOBY does not receive hereunder any ownership right, title or interest in any intellectual property (including all trade secrets, patents, patent applications, rights to file patents, copyright, inventions, ideas, processes, discoveries, designs, techniques, technical data, software (hard copies and machine readable formats) and know-how) of TOYOTA, and JOBY does not grant hereunder and TOYOTA does not receive hereunder any ownership right, title or interest in any intellectual property (including all trade secrets, patents, patent applications, rights to file patents, copyright, inventions, ideas, processes, discoveries, designs, techniques, software (hard copies and machine readable formats) and know-how) of JOBY. For the avoidance of doubt, this Section 13.3 in no way affects the intellectual property ownership or license provisions contained in the Collaboration Agreement or in any other written agreement entered into between the Parties or their Affiliates, all of which provisions shall remain in full force and effect in accordance with their terms notwithstanding any provision to the contrary contained in this Agreement.
13.4Notices. All notices or other communications under this Agreement required or permitted to be given hereunder in writing shall, unless expressly provided otherwise, be in writing, properly addressed, postage pre-paid (as applicable), and delivered by hand, certified or registered mail, nationally recognized overnight courier or email to the appropriate address as shown below or as otherwise designated from time to time by providing notice thereof of other addresses. Any notice or other communications given in accordance herewith shall be deemed given (i) on the date of delivery, if hand delivered, (ii) on the date of receipt (iii) three Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and (iv) one Business Day after the date of sending, if sent by a nationally recognized overnight courier; provided that notice given in accordance with this Section 13.4 but received on any day other than a Business Day or after business hours in the place of receipt, will be deemed given on the next Business Day in that place. Notices delivered by email shall not be considered to be delivered until confirmation of receipt is received through a reply electronic message.

If to TOYOTA:
Toyota Motor Corporation
[*****]
Attention: [*****]
Email: [*****]

    With a copy to:            Toyota Motor North America, Inc.
                    6565 Headquarters Drive
                    Plano, Texas 75024
                    Attention: General Counsel
If to Joby Aero:             Joby Aero, Inc.
2155 Delaware Ave.
Ste. 225
Santa Cruz, CA 95060
Attention: [*****]
                Email: [*****]

With a copy to:             [*****]

13.5Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS RULES ON CONFLICTS OF LAWS. The U.N. Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or any Purchase Order.
13.6Consent to Jurisdiction. Subject to Section 13.8, each Party hereby irrevocably consents and agrees to the non-exclusive jurisdiction of the state and federal courts of competent jurisdiction located in the State of New York, Borough of Manhattan, USA, and any appellate courts therefrom, for the adjudication of any claim, complaint, legal action or proceeding brought under this Agreement, and each of the Parties hereby (a) accepts the jurisdiction of the foregoing courts, (b) irrevocably agrees to be bound by any final judgment (after any appeal) of any such court, and (c) irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venues of any suit, action or proceedings with respect hereto brought in any such court, and further irrevocably waives to the fullest extent permitted by law any claim that any such suit, action or proceedings brought in any such court has been brought in an inconvenient forum. Each of the Parties agrees that a final judgment (after any appeal) in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner to the extent provided by law.
13.7Waiver of Jury Trial. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING

WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
13.8Dispute Resolution.
(a)Dispute Resolution Objective. Unless otherwise expressly provided in this Agreement and except for any claims for equitable relief, all Disputes will be subject to this Section 13.8. Either Party may initiate the dispute resolution procedure of this Section 13.8 by giving the other Party written notice in accordance with the terms of Section 13.4 of any dispute (“Notice of Dispute”).
(b)Negotiation and Mediation. Within ten (10) days of a Notice of Dispute provided to a Party in accordance with Section 13.4, senior executives of each Party will meet in person, or by teleconference, at a mutually agreeable time and place, and thereafter as often as they reasonably deem necessary, to attempt in good faith to resolve the Dispute. If the Dispute is not resolved within ten (10) days following the Notice of Dispute, the Parties will submit the Dispute to mediation before a mutually agreed mediator from Judicial Arbitration and Mediation Services (“JAMS”) or its successor, to be scheduled within ten (10) days. All negotiations pursuant to this Section 13.8 are confidential and are deemed compromise and settlement negotiations for the purposes of applicable rules of evidence. Each Party will bear its own costs with respect to any mediation, and the other costs of the mediation will be shared equally between the Parties.
(c)Arbitration. In the event the Parties are unable to resolve any dispute by negotiations or mediation as set forth in Section 13.8(b), the Parties will submit the Dispute to binding arbitration before a mutually agreed arbitrator from JAMS or its successor. If the Parties cannot agree on an arbitrator within five (5) days after the commencement of the arbitration, each Party will select an arbitrator, who is not employed by or a consultant to either Party, and the two selected arbitrators will select a third arbitrator, who is not employed by or a consultant to either Party. Any arbitrator chosen hereunder will have reasonable education and training relevant to the Dispute. The arbitration will be held in accordance with the JAMS Comprehensive Arbitration Rules and Procedures. The location of the arbitration will be in the State of New York, Borough of Manhattan. The decision of the arbitrator will be binding on the Parties and will be final and non-appealable. Any decision by the arbitrator(s) will not be interpreted as an admission against interest of any Party and will not be admissible as evidence in any subsequent court action with a third party. The prevailing Party in any arbitration will be entitled to an award of all costs, fees and expenses, including reasonable attorneys’ fees, with respect to the matters submitted to the arbitration once the arbitrator reaches a decision.
(d)No Court Proceedings. Unless otherwise provided elsewhere in this Agreement, no Party may institute any court proceedings concerning any Dispute. The dispute resolution procedure of this Section 13.8 is the sole remedy, unless otherwise provided elsewhere in this Agreement, for resolving Disputes. Notwithstanding the foregoing, the Parties may initiate court proceedings in a court of competent jurisdiction (i) to enforce any arbitration award between the Parties, or (ii) for claims for equitable relief. The Party seeking enforcement of an arbitration award will be entitled to an award of all costs, fees and expenses, including reasonable attorneys’ fees, to be paid by the Party against whom enforcement is ordered.

13.9Assignment; Subcontracting.
(a)Assignment. Other than as set forth in this Section 13.9, neither Party may assign, delegate, or otherwise transfer this Agreement, in whole or in part, to any third party without the prior written consent of the other Party. Notwithstanding the foregoing, TOYOTA may assign or delegate all or a portion of its rights and obligations hereunder to an Affiliate with, in the case of assignment, prior written notice to Joby Aero. Any purported assignment of this Agreement in violation of this Section 13.9 shall be null and void. Subject to the foregoing, this Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors and assigns.

(b)Subcontracting. TOYOTA may engage one or more subcontractors in the manufacture and supply of the Products subject to the following:
(i)TOYOTA shall maintain complete and accurate records regarding all subcontracted items and/or processes. TOYOTA’s use of subcontractors shall comply with TOYOTA’s quality assurance system approval for said subcontractors.
(ii)No subcontracting by TOYOTA shall relieve TOYOTA of its obligation under the applicable Confirmed Purchase Order. Utilization of a Joby Aero-approved source does not constitute a waiver of TOYOTA’s responsibility to meet all specification requirements.
(iii)TOYOTA shall use reasonable efforts to include as part of its subcontracts those elements of this Agreement that protect Joby Aero’s rights including but not limited to all quality provisions. In addition, TOYOTA shall provide to its subcontractors sufficient information to document clearly that the work being performed by TOYOTA’s subcontractor is to facilitate performance under this Agreement or any Confirmed Purchase Order. Sufficient information may include but is not limited to Confirmed Purchase Order number.
13.10Independent Contractor. Each Party is an independent contractor and is not a partner, agent or employee of the other Party. Nothing contained in this Agreement shall be construed as constituting a joint venture or partnership between TOYOTA and Joby Aero. Both Parties recognize the commercial nature of this Agreement and neither Party will owe any fiduciary duty to the other Party or any third party with respect to the performance of any of its obligations under this Agreement.
13.11No Rights in Third Parties. Except as otherwise expressly provided herein, this Agreement and all rights hereunder are intended for the sole benefit of the Parties and shall not imply or create any rights on the part of, or obligations to, any other Person. Notwithstanding the foregoing, and for the avoidance of doubt, to the extent this Agreement imposes (or purports to impose) any obligations, duties or restrictions on any Joby Entity that is not a party to this Agreement, Joby Aero acknowledges and agrees that it shall be directly responsible for any violation or breach of any such obligation, duty or restriction by any such Joby Entity, and that in addition to any other rights or remedies that TOYOTA may have against such Joby Entity, TOYOTA may exercise all rights and remedies hereunder or as otherwise provided by law or in equity as would be available to TOYOTA had Joby Aero directly violated or breached such obligation, duty or restriction.

13.12Entire Agreement. Except as otherwise set forth in this Agreement, this Agreement supersedes all existing arrangements or agreements by and between the Parties hereto relating to the subject matter hereof, whether written or oral.
13.13Waiver. The terms and provisions of this Agreement may not be waived except in writing signed by the party against whom the waiver is charged. A waiver by either Party of any breach of any term or provision hereof shall not constitute a waiver of any other breach of any term or provision of this Agreement.
13.14Amendments. Any modification or amendment to this Agreement shall only be effective if it is in writing and signed by both Parties.
13.15Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile, “PDF” or other customary electronic execution and delivery of this Agreement, and any Purchase Order submitted pursuant to this Agreement, is legal, valid and binding for all purposes.
13.16Further Assurances. Each Party agrees to provide such information, execute and deliver any instruments and documents and to take such other actions as may be necessary or reasonably requested by the other Party which are not inconsistent with the provisions of this Agreement and which do not involve the assumptions of obligations other than those provided for in this Agreement, in order to give full effect to this Agreement and to carry out the intent of this Agreement.
13.17Filings. The Parties will each procure that any registrations, filings and/or submissions required under the laws of any jurisdiction are made to the extent that the provisions of such laws apply to each of them. The Parties will co-ordinate and cooperate with one another in providing such information and all reasonable assistance to the other as may be requested in connection with any such registrations, filings and/or submissions.
13.18Remedies Cumulative. The rights and remedies of each of the Parties under or pursuant to this Agreement are cumulative, may be exercised as often as such Party considers appropriate and are in addition to its rights and remedies under general law.
13.19Severability. The invalidity of one or more phrases, sentences, clauses, or sections contained in this Agreement shall not affect the validity of the remaining portions of this Agreement so long as the material purposes of this Agreement can be determined and effectuated.
13.20Joint Effort. Preparation of this Agreement has been a joint effort of the Parties and the resulting document shall not be construed more severely against one of the Parties than against the other. Any rule of construction that ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement, or any amendments hereto.
13.21Mutual Representations. As of the Effective Date, each of TOYOTA and Joby Aero represent and warrant to the other Party that:
(a)It is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and is qualified to do business in all jurisdictions where failure to do so qualify would have a material adverse effect on its ability to perform this Agreement;

(b)It is not in violation of any law applicable to it or any order, judgment or decree entered against it which, individually or in the aggregate, would materially and adversely affect its performance of any obligations under this Agreement;
(c)There are no legal or arbitration proceedings or any proceeding before any Governmental Authority, now pending or (to the knowledge of such Party) threatened against it which, if adversely determined, could reasonably be expected to have a material adverse effect on the ability of it to perform its obligations under this Agreement;
(d)It holds all Governmental Approvals required to permit it to perform its obligations contemplated by this Agreement;
(e)The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not conflict with or result in a breach of, constitute a default under or require any consent under any Applicable Law by which it is bound or any agreement or instrument to which it is a party or by which it is bound;
(f)It has all necessary power and authority to execute, deliver and perform its obligations under this Agreement;
(g)The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on its part;
(h)This Agreement has been duly and validly executed and delivered by it; and
(i)This Agreement constitutes a valid and binding obligation of it enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application referring to or affecting enforcement of creditor’s rights and general principals of equity.
[Remainder of the page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized and empowered officers or representatives as of the date first above written.

JOBY:
JOBY Aero, Inc.

By :_/s/ JoeBen Bevirt _________________
    Name: JoeBen Bevirt
    Title: President and CEO
                            TOYOTA:
Toyota Motor Corporation

By :_/s/ [*****]
    Name: [*****]
    Title: Project General Manager

EXHIBITS
Exhibit A – Form of Product Addendum
Exhibit B – Form of Purchase Order
Exhibit C – Form of Purchase Order Acknowledgement
Exhibit D – Limited Product Warranty Terms
Exhibit E – Quality Assurance Agreement
Exhibit F – Engineering Change Notification Process
Exhibit G – Prototype Parts Terms and Conditions